EXHIBIT 10.34

                        CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") is entered into as of December 2, 2004, by and between Ramtron International Corporation, a Delaware corporation (the "Company"), and Eric A. Balzer ("Executive").

                               W i t n e s e t h:

WHEREAS, the Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company and its shareholders to take reasonable steps to retain key management personnel and the Board, acting through its Compensation Committee (the "Committee"), recognizes that the uncertainty and questions which might arise among management in the context of a change in control of the Company could result in the distraction or departure of management personnel to the detriment of the Company and its shareholders;

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential change of control and to take appropriate steps to reinforce and encourage the Executive's continued full attention and dedication to the Company without distraction in the face of potentially disturbing circumstances arising from any possible change of control in the Company and to provide the Executive with compensation and benefits arrangements upon a change of control that insure that the compensation and benefits expectations of the Executive will be satisfied; and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of such compensation and benefit arrangements, and related matters that will become effective upon a potential or actual change of control, as have been agreed upon by the Company and the Executive;

Now, Therefore, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.  DEFINITIONS

1.1 The "Term" of this Agreement shall commence on the effective date of this Agreement and shall continue until March 29, 2006.

1.2 "Cause" shall mean a termination of Executive's employment during the term, which is a result of:

     (a)  Executive's felony conviction;

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     (b)  Executive's willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries; or

     (c) Executive's willful and continued failure to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by Executive for Good Reason) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties, and which performance is not substantially corrected by Executive within a period of time to be specified by the Company's Board of Directors ("BOD"), but such time not to exceed two calendar quarters of receipt of such demand. For purposes of the previous sentence, no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted , by Executive without a good faith, reasonable belief that Executive's action or omission was in the best interest of the Company.

1.3 For purposes of this Agreement, "change of control" means any of the following: (i) Any "person," as such term is defined in Section 3(a)(9) and used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who was not a beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) on the date hereof of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding securities, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) the Company's shareholders approve (A) a merger of the Company with or into any other corporation of which the Company is not the surviving corporation or in which the Company survives as a subsidiary of another corporation, (B) a consolidation of the Company with any other corporation, or (C) the sale or disposition of all or substantially all of the Company's assets or the adoption of a plan of complete liquidation; or (iii) the individuals who, as of the date of this Agreement, (x) constitute the Board (the "Current Directors"), (y) are individuals nominated to the Board by the Current Directors, or
(iii) are individuals nominated by the Company for election at an annual meeting of the Company's stockholders, cease for any reason to constitute at least a majority of the Board.

In determining whether a Change of Control has occurred, the legal doctrines of "independent legal significance" and "equal dignities" shall be applied by the parties and by any arbitrator, mediator or court. Accordingly and by way of example and not limitation, the "de facto merger doctrine" shall have no force or effect whatsoever, and any merger, consolidation or reorganization in which the Company or one of its subsidiaries is a constituent entity and that does not constitute a Change of Control pursuant to Section 1.1(b) shall not under any circumstances be found or deemed to be a Change of Control pursuant to
Section 1.1(a).

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1.4  "Change of Control Period" means the one-year period starting from the
Change of Control Date as defined in Section 1.5.

1.5  "Change of Control Date" shall mean the earliest of:

     (a)  the date on which the Change of Control occurs;

     (b) the date on which the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control; and

     (c) the date the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control.

If the Change in Control Date occurs as a result of an agreement described in clause (b) above or as a result of the approval of the board described in clause (c) above and the Change in Control to which such agreement or approval relates (the "Contemplated Change in Control") subsequently does not occur, then the Change of Control Period shall expire on the sixtieth (60th) day (the "Reset Date") following the date the Board certifies by resolution duly adopted by a majority of the Directors then in office that the Contemplated Change in Control is not reasonably likely to occur; provided, however, that this sentence shall not apply if (A) an Involuntary Termination of Executive's employment with the Company has occurred on and after the Change in Control Date and on or prior to the Reset Date or (B) the Contemplated Change in Control subsequently occurs within three (3) months of the Reset Date. Following the Reset Date, the provisions of this Agreement shall remain in effect, the original Term shall continue for the remainder of the original two year period as though no Change of Control Date had occurred and the Change of Control Period shall again commence upon the occurrence of a subsequent Change in Control Date. Notwithstanding the first sentence of this section, if Executive's employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that Executive's termination of employment (i) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then Change in Control Date shall remain the date immediately prior to the date of Executive's termination of employment.

1.6  "Code" means the Internal Revenue Code of 1986, as may be amended.

1.7 "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company.

1.8 "Good Reason" shall mean a resignation of Executive's employment during the Change of Control Period as a result of any of the following:

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     (a)  a meaningful and detrimental alteration in Executive's position, or the nature or status of Executive's responsibilities or in Executive's reporting responsibilities from those in effect immediately prior to the Change in Control Date;

     (b) a reduction by the Company in Executive's annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter or a reduction in Executive's target annual bonus (expressed as a percentage of base salary) below the target in effect for Executive on the Change in Control Date;

     (c) the relocation of the office of the Company where Executive is employed immediately prior to the Change in Control Date (the "Location") to a location which, in Executive's good faith assessment, would cause a hardship in commuting from Executive's principal residence.

     (d) the failure by the Company to continue in effect any compensation plan in which Executive participated prior to the Change in Control Date or made available to Executive after the Change in Control Date, unless an equitable arrangement has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Executive's participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed on the Change in Control Date:

     (e) the failure by the Company to continue to provide Executive with benefits at least as favorable in the aggregate as those enjoyed by Executive under the Company's pension, savings, life insurance, health, disability, and fringe benefit plans and programs (including, without limitation, programs, if any, relating to use of a car, secretary, office space, telephones, expense reimbursement) in which Executive was participating immediately prior to the change in Control Date; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

     (f) a material breach by the Company of the provisions of this Agreement; provided, however, that an event described above in clause (b), (d) or (e) shall not constitute Good Reason unless it is communicated by Executive to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to Executive (including full retroactive correction with respect to any monetary matter) within ten (10) days of the Company's receipt of such written notice from Executive.

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1.9  "Involuntary Termination" shall mean:

     (a) The termination of Executive's employment by the Company during the Term other than for Cause, death or Disability; or

     (b) Executive's resignation of employment with the Company during the Term for Good Reason.

2.  CHANGE OF CONTROL PAYMENT ("PAYMENT")

2.1 If, during the Term of this Agreement a Change of Control occurs, commencing the Change of Control Period, and either of the following two conditions exists (a) the Executive is employed by the Company on the Closing Date of a Change of Control ("Closing Date"); or (b) the Executive was employed by the Company on the date a definitive agreement providing for a Change of Control was approved by the Board of Directors of the Company and such Change of Control pursuant to such definitive agreement closes after the Executive's Involuntary Termination, then the Executive shall be entitled to the following Payments:

     (a) all stock options granted to Executive shall vest and become fully exercisable.

     (b) in the event of an Involuntary Termination, the Executive shall receive Payment of twenty-four (24) months of the Executive's base salary including targeted bonuses at 100% attainment (the manner in which these amounts are to be paid out is at the discretion of the Executive), together with Executive's eligible dependents, shall continue to be eligible to participate in medical and health benefits plans on the same use, terms and conditions in effect for Executive and his/her dependents immediately prior to such Involuntary Termination for a period beginning on the date of termination and ending on the earlier to occur (i) the 24-month anniversary of the date of termination and (ii) the date the Executive and his/her dependents are eligible to elect coverage under the plans of a subsequent employer;

2.2 The Executive shall not be required to mitigate the amount of any Payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by pension benefits paid by the Company or another employer after the date of Executive's termination or the Closing Date of the Change of Control or otherwise except as specifically provided in clause (ii) of the last sentence of the prior paragraph.

3.  CONFIDENTIALITY AND COMPETITION

The Executive shall adhere to Ramtron International Corporation Invention and Non-disclosure Agreement signed at the time of hire.

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4.  NO ASSIGNMENTS; ASSUMPTION BY SUCCESSOR

This Agreement is personal to the Company and Executive and may not be assigned by either party without the written consent of the other. The Company will require any successor (whether direct or indirect by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent the Company would be required to perform it as if no such succession had taken place; and (ii) notify the Executive of the assumption of this Agreement within ten (10) days of such assumption. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. However, this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, and distributees, devisees and legatees.

5.  GENERAL PROVISIONS

5.1 Notices. Any notices provided for in this Agreement shall be sent to Ramtron International Corporation at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Chief Executive Officer, or to such other address as the Company may from time to time in writing designate, and to the Executive at such address as the Executive may from time to time in writing designate (or the Executive's business address of record with the Company in the absence of such designation). All notices shall be deemed to have been received three (3) business days after having been deposited as certified mail, return receipt requested, postage paid, or one (1) business day after having been deposited as overnight mail, in either event properly addressed to the designated address of the party to receive the notice, or shall be deemed to have been received at the time receipt is acknowledged if given by any form of electronic communication.

5.2 Savings Clause. Should this Agreement or any of its provisions be in violation of applicable law, the Company will take every possible action not in violation of applicable law to provide the Executive with the economic benefits intended to be provided to Executive by this Agreement, or with the nearest economic equivalents thereto, and any provisions not in violation of applicable law shall, so far as possible, be given effect and shall not be affected by such violation. The invalidity or unenforceability of any provision or portion of this Agreement shall, so far as possible, not affect the validity or enforceability of the other provisions or portions of this Agreement.

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5.3  Waivers and Amendments.  No provision of the Agreement shall be amended or waived unless such amendment or waiver is authorized by the Company's Board of Directors or any authorized committee of the Board of Directors and is agreed to in writing and signed by Executive and by an officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time. The waiver by one party of the performance of any covenant, condition or promise in this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by such party of any other covenant, condition or promise hereunder. A waiver by either party or both parties of the time for performing any acts shall not constitute a waiver of the time for performing any other act or any identical act required to be performed by any party.

5.4 Withholdings. Amounts paid to Executive hereunder shall be subject to all applicable federal, state and local withholding taxes.

5.5 Termination. If no Change of Control closes during the Term of this Agreement, this Agreement shall terminate automatically on the day next following the last day of the original two year Term.

5.6 Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, and heirs. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designee or estate.

5.7 Death or Incompetence. In the event of Executive's death or a judicial determination of Executive's incompetence, references in this Agreement to Executive shall, where appropriate, be deemed to refer first to Executive's guardian or conservator and then to Executive's beneficiary or beneficiaries or, if none, to Executive's legal representative. The term "beneficiary," as used in this Agreement, shall mean a beneficiary or beneficiaries designated to receive any amount hereunder or, if no beneficiary has been so designated, the legal representative of Executive's estate.

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5.8  Arbitration.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Colorado Springs, Colorado, or such other place as may be mutually agreed upon by the Parties. The Party electing arbitration shall notify the other via certified mail of the election to arbitrate. There shall be one arbitrator chosen by mutual agreement of the Parties. In the event the parties are unable to agree upon an arbitrator within fifteen (15) days of the notice of election to arbitrate, the Company and Executive shall each choose an arbitrator and such arbitrators shall within ten (10) days of their appointment choose the final arbitrator who shall serve as the sole arbitrator of the dispute. The Company will pay the arbitrator(s)' expenses and administrative fees of arbitration. However, in the event that either Party elects arbitration to enforce rights under this Agreement, the prevailing party shall be entitled to recover the reasonable attorneys' fees incurred by such Party

5.9 Choice of Law. The Agreement is made and entered into in the State of Colorado and accordingly the rights and obligations of the Parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the law of the State of Colorado as applied to contracts entered into by and between residents of Colorado to be wholly performed within Colorado, without regard to the principles of conflict of laws thereof.

5.10 Headings. The subject headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent or the construction of interpretation of any of its provisions

5.11 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, with originals to follow.

5.12 Legal Representation. The Executive acknowledges that Executive has been given the opportunity to consult with counsel of Executive's own choosing in connection with the negotiation and execution of this Agreement. The Executive acknowledges that no attorney employed in connection herewith has provided legal or other advice to the Executive in connection with the Executive's negotiation or execution of this Agreement and that all such counsel have provided services in connection herewith solely to the Company.

5.13 Entire Agreement. The Executive agrees, acknowledges represents and warrants that, immediately prior to the date of this Agreement, the Executive is not a party to or beneficiary of any previous written or oral agreement pursuant to which Executive will receive any compensation, remuneration or benefit as a result solely of a Change of Control or the termination of Executive's employment with Company. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all contemporaneous and prior agreements, understandings, representations, negotiations, prior discussions and preliminary agreements, written or oral.

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In Witness Whereof, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Executive:  Eric A. Balzer

Date:  December 2, 2004             /s/  Eric A. Balzer
                                    -------------------
                                    Eric A. Balzer, CFO

Company:  RAMTRON INTERNATIONAL CORPORATION

Date:  December 2, 2004             /s/  William W. Staunton
                                    ------------------------
                                    William W. Staunton, CEO

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